UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 02, 2022

Arcadia Biosciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37383	81-0571538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

202 Cousteau Place Suite 105
Davis, California		95618
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 530 756-7077

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	RKDA	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2022, (the “Effective Date”), Arcadia Biosciences, Inc. (“the Company”) hired Stanley Jacot, Jr. as the new president and chief executive officer of the Company. Mr. Jacot, age 52, brings nearly 35 years of retail consumer marketing and executive leadership experience. Mr. Jacot served as president of Jane’s Dough Foods, a producer of frozen dough and pizza products including branded, private label and co-packed products, from 2015 to 2021. Prior to that, he was the vice president of marketing at Mission Foods and vice president of Borden Dairy Company’s branded dairy and yogurt division. Mr. Jacot has held a variety of senior marketing and operations positions with Conagra Foods Snacks and Kellogg Company. Mr. Jacot has a bachelor of science degree in marketing from DePaul University in Chicago, Illinois. A copy of the press release issued by the Company on February 2, 2022, is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company has signed an offer letter with Mr. Jacot in connection with his appointment. The offer letter establishes Mr. Jacot’s annual base salary of $350,000 and his target bonus opportunity of 50% of his annual base salary. Additionally, the Company granted Mr. Jacot an inducement stock option on February 2, 2022 to purchase 316,108 shares of the Company’s common stock with an exercise price of $0.91 per share. Mr. Jacot’s right to exercise the stock option vests over four years (25% on the one-year anniversary of the Effective Date, with the remaining 75% vesting in 36 equal monthly installments thereafter), subject to his continued service.

Mr. Jacot entered into a severance and change in control agreement with the Company (the “CIC Agreement”) on the Effective Date, Pursuant to the CIC Agreement, if Mr. Jacot resigns for good reason, or if the Company terminates Mr. Jacot’s employment for a reason other than cause or Mr. Jacot’s death or disability at any time other than during the twelve-month period immediately following a change of control, then Mr. Jacot will receive the following severance benefits from the Company: (i) severance in the form of base salary continuation for a period of nine months; (ii) pro-rated portion of his annual bonus; (iii) reimbursement for premiums paid for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for Mr. Jacot and his eligible dependents for up to nine months; and (iv) vesting shall accelerate as to those outstanding equity awards that would have vested in the twelve months following the termination date if Mr. Jacot had continued his employment with the Company.

If during the twelve-month period immediately following a change of control, (x) the Company terminates Mr. Jacot’s employment for a reason other than cause or Mr. Jacot’s death or disability, or (y) Mr. Jacot resigns from employment for good reason, then, in lieu of the above described severance benefits, Mr. Jacot shall receive the following severance benefits from the Company: (i) severance in the form of base salary continuation for a period of twelve months; (ii) reimbursement for premiums paid for coverage pursuant to COBRA for Mr. Jacot and his eligible dependents for up to twelve months; (iii) pro-rated portion of his annual bonus; and (iv) vesting shall accelerate as to 100% of all of Mr. Jacot’s outstanding equity awards.

Mr. Jacot’s receipt of severance payments or benefits pursuant to the CIC Agreement is subject to his signing a release of claims in the Company’s favor and complying with certain restrictive covenants set forth in the CIC Agreement.

In connection with Mr. Jacot’s appointment, Kevin Comcowich resigned as interim president and chief executive officer of the Company, effective February 2, 2022. Mr. Comcowich was appointed interim president and chief executive officer on January 1, 2022, while the Board conducted a search for a permanent president and chief executive officer for the Company. Mr. Comcowich continues to serve as chair of the Company’s Board of Directors.

The foregoing description of Mr. Jacot’s inducement stock option grant and CIC Agreement is a summary and is qualified in its entirety by reference to the CIC Agreement and inducement stock option grant agreement, which are attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Severance Agreement (filed herewith).
10.2	Inducement Option Grant for Stanley Jacot (filed herewith).
99.1	Press release dated February 2, 2022 (filed herewith).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Arcadia Biosciences, Inc.

Date:	February 7, 2022	By:	/s/ PAMELA HALEY
Pamela Haley, Chief Financial Officer